Exhibit k.2

Execution Copy

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of January 15, 2014, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each management investment company and other fund identified on Schedule A hereto (each such management investment company and other fund shall hereafter be referred to as a “Fund” or the “Funds”).

WHEREAS, each Fund may or may not be authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, as applicable, each Fund so authorized intends that this Agreement be applicable to each of its series set forth on Schedule A hereto (such series together with all other series subsequently established by the Fund and made subject to this Agreement, the “Portfolio”);

WHEREAS, each Fund not so authorized intends that this Agreement be applicable to it and all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

WHEREAS, the Fund desires to retain the Administrator to furnish certain administrative services to each Portfolio, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

Each Fund hereby appoints the Administrator to act as administrator to the Fund for purposes of providing certain administrative services on behalf of each Portfolio on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Funds currently consist of the Portfolios and their respective classes of shares as listed on Schedule A to this Agreement. In the event that a Fund establishes one or more additional Portfolio(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Fund shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Portfolio(s) shall become subject to the provisions of this Agreement to the same extent as the existing Portfolio(s), except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such additional Portfolio(s) in writing by the Fund and the Administrator at the time of the addition of such Portfolio.

2.	DELIVERY OF DOCUMENTS

If applicable, the Fund will deliver to the Administrator after filed with the Securities and Exchange Commission (“SEC”) following the date hereof, each Portfolio’s currently effective Prospectus and Statement of Additional Information (“SAI”), and any supplements thereto. In addition, the Fund will deliver a copy of the following documents concurrent with the execution of this Agreement:

a.	The Fund’s agreement and declaration of trust and by-laws, articles of incorporation or organization, or limited liability company agreement, as applicable (the “Governing Documents”);

b.	Resolutions of the board of trustees, member(s), manager(s), or board of directors, as applicable, authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

c.	A copy of the investment advisory agreement between the Fund and its investment adviser; and

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Fund that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS

The Funds represent and warrant to the Administrator that:

a.	Each Fund has the requisite power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All proceedings required by said Governing Documents have been taken to authorize each Fund to enter into and perform this Agreement;

d.	As applicable, for a Fund registered with the SEC as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund’s registration statement has been filed and will become effective as of the effective date of this Agreement. The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made. The Fund covenants that it will use its best efforts to maintain the effectiveness of the Fund’s registration statement during the term of this Agreement;

e.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement; and

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of the Fund and, in each case where appropriate, the review and comment by the Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator:

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Fund financial information regarding the Fund(s) that will be included in each Fund’s semi-annual and annual shareholder reports, proxy statements, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Prepare for the review by designated officer(s) of the Fund’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon, and, if requested by the Funds, file Form N-SAR, when completed, with the SEC;

c.	Prepare for the review by designated officer(s) of the Fund annual fund expense budgets, perform accrual analyses and roll-forward calculations, review budgets and recommend changes to fund expense accruals on a periodic basis, compute expense ratios, arrange for payment of each Portfolio’s expenses, review calculations of fees paid to each Portfolio’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

d.	Provide periodic (at least monthly) testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements (including each Fund’s status as a regulated investment company under subchapter M, as applicable), the requirements of the 1940 Act and limitations for the Portfolio(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials;

e.	Prepare and furnish total return performance information for the Fund(s) or Portfolio(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Fund management;

f.	Prepare and disseminate vendor survey information;

g.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

h.	Provide sub-certifications in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

i.	Provide periodic reports and reasonable documentation relating to the Administrator’s operating policies and procedures and compliance therewith for delivery to each Portfolio’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act;

j.	Maintain certain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

Fund Administration Blue Sky Services

k.	Perform Blue Sky services pursuant to the specific instructions of the Fund’s officers as set forth in Schedule B hereto;

Fund Administration Legal Services

l.	Prepare the agenda and resolutions for all requested Board and committee meetings, prepare and make presentations to the Board and committee meetings where appropriate or upon reasonable request, and prepare minutes for such Board and committee meetings;

m.	Prepare the agenda and resolutions for all requested shareholder meetings, prepare and make presentations at the shareholder meetings where appropriate or upon reasonable request, and prepare minutes for such shareholder meetings;

n.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Fund under the 1940 Act (the “Independent Trustees”);

o.	Prepare and arrange for filing with the SEC the following documents: Form N-CSR, Form N-PX and all amendments to the registration statement, including updates of the Prospectus and SAI for the Portfolio(s) and any sticker supplements to the Prospectus and SAI for the Portfolio(s);

p.	Prepare and arrange for filing with the SEC proxy statements and tender offers and provide consultation on proxy solicitation and tender offer matters;

q.	Maintain general Board calendars and regulatory filings calendars;

r.	Maintain copies of the Fund’s Governing Documents;

s.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

t.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters;

u.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

v.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

w.	Prepare the Fund’s annual income tax provisions, including all tax financial statement disclosure, for review by the Fund’s independent accountants;

x.	Prepare the Fund’s annual excise tax provision for review by the Fund’s independent accountants;

y.	Prepare the Funds’ federal, state, and local income tax returns, federal excise tax returns, and extension requests for review by the Fund’s independent accountants and for review, execution, and filing by the Fund’s treasurer;

z.	Prepare the Fund’s annual Forms 1099-MISC for review by the Fund’s treasurer; mail forms 1099-MISC to recipients; electronically file Forms 1099-MISC with the Internal Revenue Service;

aa.	Preparation of the Fund’s annual shareholder reporting information relating to Form 1099-DIV, including, but not limited to, ICI Primary and Secondary Layouts, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, and United States Government obligations;

bb.	Prepare annual recommendations as to the Fund’s income and capital gains available for distribution; calculate such distributions for the Fund in accordance with applicable regulations and the distribution policies set forth in the Fund’s registration statement, assist Fund management in making the final determination of distribution amounts; and

cc.	Participate in discussions of potential tax issues within the Fund or Portfolio with Fund management and the Fund’s or Portfolio’s audit firm.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities, Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities, or preparation of Form 1120-F (U.S. Income Tax Return of a Foreign Corporation).

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to be necessary to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Fund such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The parties agree that the fees set forth in the Fee Schedule shall apply with respect to each Fund and Portfolio thereof set forth on Schedule A hereto as of the date hereof and to any newly created Funds or Portfolios added to this Agreement that have requirements consistent with services then being provided by the Administrator under this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement, including reasonable counsel fees. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Fund agrees to reimburse the Administrator reasonably promptly for any equipment and supplies specially ordered by or for the Fund at the Fund’s request through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the registration statement, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Fund; costs of Preparation, printing, distribution and mailing, as applicable, of the Fund’s registration statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ or Portfolio(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and shall not be charged back to the Funds, in whole or in part, without the Fund’s consent and that the Administrator shall be as fully responsible to the Fund for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may consult with any officer of the Fund or his or her designee for instructions or the independent accountants for the Fund and may consult with its own legal counsel or, in consultation with the Fund, outside counsel for the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Fund shall deliver to the Administrator, duly certified by the Secretary of the Fund, a certificate setting forth the names, titles, signatures and scope of authority of all persons authorized to give instructions or any other notice, request, direction, certificate or instrument on behalf of the Fund (an “Authorized Person”). Such certificate may be accepted and relied upon by the Administrator as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Administrator of notice to the contrary. If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice from an Authorized Person.

The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an Authorized Person. The Administrator shall not be held to have notice of any change of authority of any Authorized Person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be held to the exercise of reasonable care and good faith in carrying out the provisions of this Agreement (the “Standard of Care”).

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by any Portfolio insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for each Portfolio by entities other than the Administrator prior to the Administrator’s appointment as administrator for each Portfolio. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss, cost, expense or damage resulting from the performance or nonperformance of its duties hereunder unless such loss, cost, expense or damage arises directly from, and then only to the extent of, the negligence, willful misconduct or bad faith of the Administrator, its officers, employees or agents. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the effective date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the effective date of this Agreement through December 31, 2014, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Portfolio, separately, shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by each Portfolio or upon reasonable reliance on information or records given or made by each Portfolio or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers, employees or agents in cases of its or their own negligence, bad faith or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by, or on behalf of, each party to the other party regarding its business and operations (including, without limitation, data relating to its investments). All confidential information provided by, or on behalf of, a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions in relation to services provided under this Agreement; provided, however, that the Administrator shall only transfer or disclose any information related to the Fund to an employee, contractor, agent, professional advisor, auditor, or person performing similar functions for the purpose of rendering services pursuant to this Agreement (each, a “Recipient”) after taking steps reasonably designed to ensure that (i) the Recipient of the information relating to the Fund will treat, and will maintain reasonable controls for the purpose of treating, all information related to the Fund as confidential and (ii) such Recipient maintains policies and procedures reasonably designed to ensure that such information will be further transferred or disclosed only to Recipients that have agreed to treat, and maintain reasonable controls for the purpose of treating, all information related to the Fund as confidential. The Administrator shall be liable for any violation of this provision by any such Recipient.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Fund, on behalf of its Portfolio(s), assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Portfolio shall at all times remain the property of each Portfolio, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for each Portfolio pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending January 15, 2017 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one-hundred twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or any Portfolio, the Fund or applicable Portfolio shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund or its Portfolio(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Fund or a Portfolio (or its respective successor), the Fund or applicable Portfolio shall reimburse the Custodian for its costs, expenses and disbursements and reasonable counsel fees and, if either (i) or (ii) occur during the Initial Term, pay the Administrator its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by the Administrator with respect to the Fund or such Portfolio). Upon receipt of such payment and reimbursement, the Administrator will deliver the Fund’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or such Portfolio is no longer viable (b) a merger of the Fund or a Portfolio into, or the consolidation of the Fund or a Portfolio with, another entity, or (c) the sale by the Fund or a Portfolio of all, or substantially all, of the Fund’s or Fund’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Fund or such Portfolio (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Fund:

Blackstone Real Estate Income Master Fund

Blackstone Real Estate Income Fund

Blackstone Real Estate Income Fund II

345 Park Avenue

New York, New York 10154

Attention: Randall Rothschild, Chief Operating Officer

Telephone: 212-583-5787

Facsimile: 646-253-8405

with a copy to:

Blackstone Real Estate Income Master Fund

Blackstone Real Estate Income Fund

Blackstone Real Estate Income Fund II

345 Park Avenue

New York, New York 10154

Attention: Leon Volchyok, Chief Compliance Officer and Secretary

Telephone: 646-482-8986

Facsimile: 646-253-8930

If to the Administrator:

State Street Bank and Trust Company

P.O. Box 5049

Boston, MA 02206-5049

Attn: Senior Vice President and Senior Counsel

Facsimile: 617-662-2702

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Fund and the Administrator and their respective successors and permitted assigns.

17.	BUSINESS CONTINUITY/DISASTER RECOVERY

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Administrator’s control, the Administrator shall take reasonable steps to minimize service interruptions. The Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Administrator shall discuss with senior management of the Funds any business continuity/disaster recovery plan of the Administrator and/or provide a high-level presentation summarizing such plan.

18.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program, in compliance with the laws of The Commonwealth of Massachusetts and any applicable U.S. laws and regulations, that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. This provision will survive termination or expiration of the Agreement for so long as the Administrator continues to possess or have access to personal information related to the Fund. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

19.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

20.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

21.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

22.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

23.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.	DELAWARE STATUTORY TRUST

This Agreement shall for all purposes be and is construed to be a separate agreement between the Administrator and each Portfolio, as if the Administrator and such Portfolio had entered into a separate agreement, and under no circumstances will any Portfolio have any liability arising from or relating to the Administrator’s provision of services to any other Portfolio (whether or not a series of the same Fund), or the arrangements contemplated by this Agreement between the Administrator and any other Portfolio. Any reference in this Agreement to “the parties” shall mean the Administrator and such individual Portfolio as to which the matter pertains.

A copy of the Certificate of Trust of the Fund is on file with the Secretary of State of Delaware, and this Agreement has been executed on behalf of such Fund by an officer of the Fund in his or her capacity as an officer and this Agreement has not been executed by such officer in his or her individual capacity. The obligations under this Agreement of the Fund or any Portfolio thereof shall not be binding upon any of the trustees, shareholders, nominees, officers, agents, or employees of the Fund or Portfolio individually, but shall bind only the Fund or Portfolio and the trust property of the Fund or Portfolio, as applicable.

25.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE ENTITIES
SET FORTH ON SCHEDULE A HERETO

By:	/s/ Leon Volchyok
Name:	Leon Volchyok
Title:	Chief Compliance Officer and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Blackstone Real Estate Income Master Fund

Blackstone Real Estate Income Fund

Blackstone Real Estate Income Fund II

ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trust, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit 1 attached hereto.

If the Fund has elected to deliver Fund share sales information to the Administrator via broker-dealer feeds, the Administrator’s processing of any such feeds is subject to the supervision and approval of the Fund and the following shall apply.

1.	Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Fund. The Administrator will assume all sales from such feeds are Blue Sky reportable.

2.	The Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Fund in writing.

3.	The originating entity, and not the Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Fund’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data. The Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Administrator.

4.	The Fund will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Fund’s transfer agent as appropriate. The Fund acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Fund shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                                         , 2014, that Blackstone Alternative Investment Funds (the “Fund”) on behalf of each of its currently existing series and all future series (each, a “Portfolio” and collectively, the “Portfolios”), with principal offices at 345 Park Avenue, 42nd Floor, New York, New York, 10154, makes, constitutes, and appoints BOSTON FINANCIAL DATA SERVICES, INC. (“Boston Financial”) with principal offices at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of Boston Financial in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Managing Director, Vice President, Compliance Officer, Compliance Group Manager, Compliance Manager, or Compliance Fund Administrator at Boston Financial shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this Limited Power of Attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by Boston Financial of such termination of authority. Nothing herein shall be construed to constitute the appointment of Boston Financial as or otherwise authorize Boston Financial to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:
Name:
Title:

Subscribed and sworn to before me this                     day of                                     , 2014.

Notary Public
State of

In and for the County of
My Commission Expires